EXHIBIT 99.1
NASDAQ PANEL GRANTS AMERICAN LEARNING CORPORATION’S
REQUEST FOR CONTINUED LISTING
JERICHO, NY, November 4, 2010: American Learning Corporation (the “Company”) (NASDAQ:ALRN) today announced that a Nasdaq Listing Qualifications Panel (the “Panel”) has granted the Company’s request for an extension of time, as permitted under the Listing Rules of The Nasdaq Stock Market (“Nasdaq”), to comply with the $1.00 per share minimum bid price requirement for continued listing. In accordance with the Panel’s decision, on or before February 28, 2011, the Company must evidence a closing bid price of $1.00 or more for a minimum of ten prior consecutive trading days. Under Nasdaq’s rules, this date represents the maximum length of time that the Panel may grant to regain compliance. While the Company is diligently taking steps to comply with the Panel’s decision, there can be no assurances that the Company will be able to do so.
On September 2, 2010, the Company had submitted an appeal of the Nasdaq Staff determination to the Panel pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series. In response to the Company’s request, the Nasdaq Office of General Counsel held a hearing on October 7, 2010 at which time the Company was required to demonstrate its ability to regain compliance with the minimum bid price requirement.
American Learning Corporation, through its wholly owned subsidiaries, Interactive Therapy Group Consultants, Inc. and Signature Learning Resources, Inc., offers a comprehensive range of services to children with developmental delays and disabilities.
For further information contact: Gary J. Knauer, Chief Financial Officer, American Learning Corporation, One Jericho Plaza, Jericho, NY 11753; telephone number (516) 938-8000.